SEVENTEENTH AMENDMENT TO LEASE
This SEVENTEENTH AMENDMENT TO LEASE (this “Seventeenth Amendment”) is made this 27th day of July, 2015 (“Execution Date”), by and between TR STONEHOLLOW CORP., a Delaware corporation (“Landlord”), and ACTIVE POWER, INC., a Delaware corporation (“Tenant”).

WHEREAS, Braker Phase III, Ltd. (the "Prior Landlord"), a predecessor-in-interest to Landlord, and Magnetic Bearing Technologies, Inc. (“MBT”), now known as Tenant as a result of a name change, entered into that certain Lease Agreement dated March 12, 1996 (the “Original Lease”), as amended by that certain First Amendment to Lease Agreement dated as of June 24, 1996 between Prior Landlord, and MBT (the “First Amendment”), as further amended by that certain Second Amendment to Lease Agreement dated as of September 4, 1996 between Prior Landlord and Tenant (the “Second Amendment”), as amended by that certain Third Amendment to Lease Agreement dated as of October 10, 1997 between Prior Landlord and Tenant (the “Third Amendment”), as amended by that certain Fourth Amendment to Lease Agreement dated as of August 20, 1999 between Metropolitan Life Insurance Company, a predecessor-in-interest to Landlord (“Met Life”) and Tenant (the “Fourth Amendment”), as amended by that certain Fifth Amendment to Lease dated as of February 9, 2000 between Met Life and Tenant (the “Fifth Amendment”), as amended by that certain Sixth Amendment to Lease Agreement dated as of September 22, 2000 between Met Life and Tenant (the “Sixth Amendment”), as amended by that certain Seventh Amendment to Lease Agreement dated as of April 10, 2001 between Met Life and Tenant (the “Seventh Amendment”), as amended by that certain Eighth Amendment to Lease Agreement dated as of May 7, 2001 between Met Life and Tenant (the “Eighth Amendment”), as amended by that certain Ninth Lease Amendment to Lease Agreement dated as of June 27, 2002 between Met Life and Tenant (the “Ninth Amendment”), as amended by that certain Tenth Amendment to Lease Agreement dated as of January 31, 2003 between Met Life and Tenant (the “Tenth Amendment”), as amended by that certain Eleventh Amendment to Lease Agreement dated as of July 31, 2003 between Met Life and Tenant (the “Eleventh Amendment”), as amended by that certain Twelfth Amendment to Lease Agreement dated as of February 8, 2005 between Met Life and Tenant (the “Twelfth Amendment”), as amended by that certain Thirteenth Amendment to Lease Agreement dated as of December 7, 2005 between Braker-Stonehollow, Ltd., a predecessor-to-Landlord, and Tenant (the “Thirteenth Amendment”), as amended by that certain Fourteenth Amendment to Lease Amendment dated as of March 6, 2007 between Windsor at Stonehollow, LP, a predecessor-to-Landlord (“Windsor”) and Tenant (the “Fourteenth Amendment”), as amended by that certain Fifteenth Amendment to Lease Agreement dated as of January 19, 2010 between Windsor and Tenant (the “Fifteenth Amendment”), and as further amended by that certain Sixteenth Amendment to Lease Agreement dated April 12, 2012 between Stonehollow Industrial Investors, LLC, a predecessor-in-interest to Landlord, and Tenant (the “Sixteenth Amendment”, and collectively with the Original Lease, First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment, Sixth Amendment, Seventh Amendment, Eighth Amendment, Ninth Amendment, Tenth Amendment, Eleventh Amendment, Twelfth Amendment, Thirteenth Amendment, Fourteenth Amendment and Fifteenth Amendment, the “Lease”), under which Landlord demised to Tenant the premises comprising approximately 12,150 rentable square feet on the first (1st) floor of the building, known as Suites 130 and 135 (together, the “Premises”) of the building known as Stonehollow 1 located at 11525 Stonehollow Drive, Austin, Texas (the “Building”), all as more particularly set forth in the Lease.

WHEREAS, Landlord and Tenant desire to extend the Term, modify the rent due under the Lease and amend certain other provisions of the Lease, as more particularly set forth in this Seventeenth Amendment.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the mutual agreements set forth in the Lease, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant have agreed, and hereby agree that the Lease is amended as follows:

1.Recitals Incorporated. The Recitals set forth above are hereby incorporated by this reference and shall be deemed terms and provisions hereof with the same force and effect as if fully set forth in this Section 1.
2.    Defined Terms. Capitalized terms which are not otherwise defined herein shall be deemed to have the same meanings herein as are ascribed to such terms in the Lease. All references herein to "Lease" shall be deemed to be references to the Lease, as amended hereby.
3.    Term. The term currently expires on March 31, 2016. The term is hereby extended for a period of sixty nine (69) months commencing on April 1, 2016 (the “Extension Term Commencement Date”) and terminating on December 31, 2021 (the foregoing period being referred to as the “Extension Term”), unless earlier terminated or extended as provided in the Lease.
4.    Base Rent and Additional Rent. Commencing on April 1, 2016 and continuing through the expiration of the Extension Term, Tenant shall pay the following amounts as Base Rent for the Premises which shall be payable in accordance with the provisions of the Lease:

Period	Annual Base Rent	Monthly Base Rent	Annual Rate Per Rentable Square Foot
04/01/16 – 03/31/17	$164,025.00	$13,668.75	$13.50
04/01/17 – 03/31/18	$166,941.00	$13,911.75	$13.74
04/01/18 – 03/31/19	$169,857.00	$14,154.75	$13.98
04/01/19 – 03/31/20	$172,773.00	$14,397.75	$14.22
04/01/20 – 03/31/21	$175,689.00	$14,640.75	$14.46
04/01/21 – 12/31/21	$178,605.00	$14,883.75	$14.70

All other terms of the Lease regarding the payment of Base Rent remain unchanged. Tenant shall continue to pay all other amounts payable under the Lease.

5.    Condition of Premises. Tenant is in possession of the Premises and accepts the same “as is” without any representations or warranties of any kind except those provided in the Lease, if any. No agreement of Landlord to alter, remodel, decorate, repair or improve the Premises, or the Building (except to provide Tenant with the credit or allowance for the same as described in Section 6 of this Seventeenth Amendment), and no representation regarding the condition of the Premises, or the Building, have been made by or on behalf of Landlord or relied upon by Tenant.
6.    Tenant Improvements; Allowance.
(a)    Tenant Improvements. Landlord agrees that Tenant may complete, at Tenant's sole cost and expense, subject to the application of the Improvement Allowance (defined in Section 6(b) below), certain improvements in the Premises which include, but are not limited to: new paint, new carpet and break room upgrades (collectively, the “Interior Improvements”); and mechanical expenses solely related to HVAC unit repair and replacement expenses (the “Mechanical Expenses”, and together with the Interior Improvements, the "Tenant Improvements") in accordance with the plans (the "Plans") and the terms and conditions set forth in this Section 6. The Tenant Improvements shall be completed (i) in a good and workmanlike manner, (ii) in accordance with the Plans and any revisions to the Plans submitted by Tenant and approved by Landlord in writing, (iii) subject to all terms and conditions of the Lease, including, but not limited to, Article 6 of the Original Lease governing alterations and additions in the Premises by Tenant, (iv) by contractors and subcontractors selected by Tenant, which contractors and subcontractors shall be subject to the prior approval of Landlord, and (v) in compliance with all applicable building codes, laws and regulations (including, without limitation, the Americans with Disabilities Act).
(b)    Improvement Allowance. Provided that Tenant is not then in default under the Lease beyond the expiration of any applicable notice and grace periods, Landlord shall provide Tenant with an improvement allowance of Sixty Five Thousand and 00/100 Dollars ($65,000.00) (the "Improvement Allowance"), for actual, verifiable, out-of-pocket Construction Costs (as hereinafter defined) incurred by Tenant for the Tenant Improvements. At least Thirty Thousand and 00/100 Dollars ($30,000.00) of the Improvement Allowance must be used for the Mechanical Expenses (the “HVAC Portion of the Allowance”). The "Construction Costs" shall be deemed to mean and include only the following costs incurred by Tenant in completion of the Tenant Improvements: (1) all hard costs and expenses pertaining to the completion of the Tenant Improvements, including, but not limited to, parts and supplies, mechanical units, and costs charged by suppliers, contractors, subcontractors and other parties for materials and labor, (2) architectural and engineering fees, and (3) costs of permits, licenses and other governmental approvals required for the performance of the Tenant Improvements. The HVAC Portion of the Allowance shall be paid by Landlord to Tenant within fourteen (14) days after Landlord’s receipt and approval of applicable purchase orders for the Mechanical Expenses. The balance of the Improvement Allowance shall be paid by Landlord to Tenant within fourteen (14) days after Landlord’s receipt and approval of the applicable purchase orders therefor. Tenant shall be solely and exclusively responsible for all Construction Costs which exceed the amount of the Improvement Allowance and any costs of completing the Tenant Improvements that do not qualify as Construction Costs.

(c)    Procedure. Intentionally Omitted.
(d)    Completion of Tenant Improvements. Upon completion of the Tenant Improvements, Tenant shall furnish Landlord with: (i) a written certification signed by Tenant stating the work performed and/or materials provided with respect to the Tenant Improvements; (ii) a written detailed list of the amounts theretofore paid thereon (with receipted invoices or other evidence supporting the payment of such amounts); and (iii) final unconditional waivers of liens and contractors' affidavits, in such form as is required to release any such lien rights, from all parties performing labor or supplying materials or services in connection with the Tenant Improvements showing that all of said parties have been compensated in full and waiving all liens in connection with the Premises and the Building. If, at the expiration of the Extension Term, as extended, if applicable, or the earlier termination of the Lease, any portion of the Improvement Allowance remains unapplied, such portion shall be deemed forfeited by Tenant and shall remain with Landlord.
7.    Option to Extend.

(a)Provided that an Event of Default has not occurred and is continuing under the Lease, and provided further that the Lease shall not have theretofore been assigned, nor all or more than 50% of the Premises sublet, Tenant shall have the right, at Tenant's option, to extend the term of the Lease for one (1) additional period of five (5) years (the "Renewal Term"). Such option to extend (the "Option to Extend") shall be exercised by Tenant giving written notice of the exercise thereof to Landlord not less than six (6) months before the expiration date of the Extension Term. The Renewal Term shall be upon the same terms, covenants, and conditions as set forth in the Lease with respect to the term, except that (a) unless otherwise agreed to by Landlord and Tenant, Landlord shall have no obligation whatsoever to alter, improve or remodel the Premises and (b) the Annual Base Rent and additional rent, including Tenant's Proportionate Share of Tenant Costs, payable during the Renewal Term, if exercised, shall equal then-prevailing Fair Market Rental Rate for the Premises, as defined below. At any time within eight (8) months prior to the expiration date of the Extension Term, Tenant may request in writing that Landlord provide Tenant with its determination of the Fair Market Rental Rate for the Premises which shall apply during the Renewal Term and Landlord shall furnish same in writing to Tenant within thirty (30) days after such request.
(b)For purposes of this Section, the term "Fair Market Rental Rate" shall mean the fair rental, as of the date for which such Fair Market Rental Rate is being calculated, per annum per rentable square foot for comparable space for a comparable term, by reference to comparable space with a comparable use in the Building, and in other buildings comparable to the Building in quality and location in the Austin, Texas industrial market (the "Pertinent Market") (but excluding those leases where the tenant has an equity interest in the property), where the landlord has had a reasonable time to locate a tenant who rents with the knowledge of the uses to which the Premises can be adapted, and neither landlord nor the prospective tenant is under any compulsion to rent. The Fair Market Rental Rate shall take into account and reflect the rental rates for new tenancies of similar quality properties and size.
(c)Tenant shall have fifteen (15) days ("Tenant’s Review Period") after receipt of Landlord’s notice of the Fair Market Rental Rate within which to accept such rental or to object thereto in writing. In the event Tenant fails to accept or reject Landlord’s determination of the Fair Market Rental Rate in writing prior to the expiration of Tenant's Review Period, Tenant shall be deemed to have accepted Landlord's determination and it shall be binding on Tenant. In the event that Tenant objects to Landlord's determination of the Fair Market Rental Rate in writing during Tenant's Review Period, Landlord and Tenant shall attempt to agree upon such Fair Market Rental Rate using their good faith efforts. If Landlord and Tenant fail to reach agreement within fifteen (15) days following the expiration of Tenant’s Review Period (the "Outside Agreement Date"), then each party shall place in a separate sealed envelope their final proposal as to Fair Market Rental Rate and such determination shall be submitted to arbitration in accordance with subsections (d) and (e) below.
(d)Landlord and Tenant shall meet with each other within five (5) business days of the Outside Agreement Date and exchange their respective determinations of the Fair Market Rental Rate in sealed envelopes and then open such envelopes in each other’s presence (each determination respectively, "Landlord's Determination" and "Tenant's Determination", and together, the "Determinations"). If Landlord and Tenant do not mutually agree upon the Fair Market Rental Rate within one (1) business day of the exchange and opening of envelopes, then, the Fair Market Rental Rate shall be determined as follows, each party being bound by its determination and Landlord's Determination and Tenant's Determination establishing the only two choices available to the Appraisal Panel (as hereinafter defined).
(e)Within ten (10) days after the parties exchange the Determinations, the parties shall each appoint an arbitrator who shall be (A) a licensed Texas real estate broker with at least ten (10) years' experience in leasing industrial space in buildings similar to the Building in the Pertinent Market immediately prior to his or her appointment and (B) familiar with the rentals then being charged in the Building and in the comparable buildings. Landlord and Tenant may each appoint the real estate brokers who assisted in shaping Landlord's Determination and Tenant's Determination, respectively, as their respective arbitrators. If either Landlord or Tenant fails to appoint an arbitrator within the ten (10) day period, the Fair Market Rental Rate for the Extension Term shall be deemed to be the Determination of the party who properly selected an arbitrator. Within ten (10) days following their appointment, the two arbitrators so selected shall appoint a third, similarly qualified, independent arbitrator who has not had any prior business relationship with either party (the "Independent Arbitrator"). If an Independent Arbitrator has not been so selected by the end of such ten (10) day period, then either party, on behalf of both, may request such appointment by the local office of the Texas Association of Realtors or the American Arbitration Association (or any successor thereto). Within five (5) days after the appointment of the Independent Arbitrator, Landlord and Tenant shall submit copies of Landlord’s Determination and Tenant’s Determination to the three arbitrators (the "Appraisal Panel"). The Appraisal Panel shall conduct a hearing, at which Landlord and Tenant may each make supplemental oral and/or written presentation, with an opportunity for rebuttal by the other party and for questioning by the members of the Appraisal Panel, if they so wish. Within ten (10) days following the hearing, the Appraisal Panel, by majority vote, shall select either Landlord’s Determination or Tenant’s Determination of Fair Market Rental Rate for the Renewal Term, shall have no right to propose a middle ground or to modify either of the two proposals or the provisions of the Lease, and the Appraisal Panel shall render such decision to Landlord and Tenant within such ten (10) day period. The decision of the

Appraisal Panel shall be final and binding upon the parties, and may be enforced in accordance with the provisions of the law of the State of Texas. In the event of the failure, refusal or inability of any member of the Appraisal Panel to act, a successor shall be appointed in the manner that applied to the selection of the member being replaced. The party whose determination was not selected by the Appraisal Panel shall pay all of the fees and expenses of the arbitrators designated by each party, the fees and expenses of the Independent Arbitrator, and the costs and expenses incident to the proceedings (excluding attorneys’ fees and similar expenses of the parties which shall be borne separately by each of the parties).
(f)Should the term of the Lease be extended hereunder, Tenant shall, if required by Landlord, execute an amendment modifying the Lease within ten (10) business days after Landlord presents same to Tenant, which agreement shall set forth the Annual Base Rent for the Renewal Term and the other economic terms and provisions in effect during the Renewal Term. Should Tenant fail to execute the amendment (which amendment accurately sets forth the economic terms and provisions in effect during the Renewal Term) within ten (10) business days after presentation of same by Landlord, time being of the essence, Tenant's right to extend the term of the Lease shall, at Landlord's sole option, terminate, and Landlord shall be permitted to lease such space to any other person or entity upon whatever terms and conditions are acceptable to Landlord in its sole discretion.
8.    Notices. The address of Landlord for notices under the Lease is hereby amended to substitute the following addresses:
c/o Cornerstone Real Estate Advisers LLC
150 South Wacker Drive, Suite 350
Chicago, Illinois 60606
Attention: Asset Manager, Stonehollow

With a copy to:
Holland & Knight LLP
131 S. Dearborn Street, 30th Floor
Chicago, Illinois 60603
Attention: James T. Mayer, Esq.

9.    Broker. Landlord and Tenant represent and warrant to each other that they have had no dealings with any real estate broker, finder or other person entitled to compensation for services rendered in connection with the negotiation or execution of this Seventeenth Amendment other than HPI Corporate Services, LLC, representing Tenant (the “Broker”), and Landlord and Tenant each agree to defend, indemnify and hold harmless the other from and against any claim for broker's or finder's fees or commissions made by any entity, other than the Broker, asserting such claim by, through or under it. Landlord shall be responsible to pay a commission to the Broker pursuant to a separate agreement.

10.    Counterparts. This Seventeenth Amendment may be executed in counterparts, each of which shall constitute an original, and all of which, when taken together, shall constitute one and the same instrument.
11.    Time is of the Essence. Time is of the essence of this Seventeenth Amendment and the Lease and each provision hereof and thereof.
12.    Submission of Seventeenth Amendment. Submission of this instrument for examination shall not bind Landlord and no duty or obligation on Landlord shall arise under this instrument until this instrument is signed and delivered by Landlord and Tenant.
13.    Entire Agreement. This Seventeenth Amendment and the Lease contain the entire agreement between Landlord and Tenant with respect to Tenant’s leasing of the Premises. Except for the Lease and this Seventeenth Amendment, no prior agreements or understandings with respect to the Premises shall be valid or of any force or effect.
14.    Severability. If any provision of this Seventeenth Amendment or the application thereof to any person or circumstance is or shall be deemed illegal, invalid or unenforceable, the remaining provisions hereof shall remain in full force and effect and this Seventeenth Amendment shall be interpreted as if such illegal, invalid or unenforceable provision did not exist herein.
15.    Lease In Full Force and Effect. Except as modified by this Seventeenth Amendment, all of the terms, conditions, agreements, covenants, representations, warranties and indemnities contained in the Lease remain in full force and effect. In the event of any conflict between the terms and conditions of this Seventeenth Amendment and the terms and conditions of the Lease, the terms and conditions of this Seventeenth Amendment shall prevail.
16.    Successors and Assigns. This Seventeenth Amendment is binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.
17.    U.S. Regulations - Patriot Act. Tenant represents and warrants to, and covenants with, Landlord that neither Tenant nor any of its respective constituent owners or affiliates currently are, or shall be at any time during the term, in violation of any laws relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”) and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”). Tenant covenants with Landlord that neither Tenant nor any of its respective constituent owners or affiliates are or shall be during the term a "Prohibited Person," which is defined as follows: (i) a person or entity that is listed in the Annex to, or is otherwise subject to, the provisions of the Executive Order; (ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity with whom Landlord is prohibited from dealing with or otherwise engaging in any transaction by any Anti-Terrorism Law, including without limitation the

Executive Order and the USA Patriot Act; (iv) a person or entity who commits, threatens or conspires to commit or support "terrorism" as defined in Section 3(d) of the Executive Order; (v) a person or entity that is named as a "specially designated national and blocked person" on the then-most current list published by the
U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/offices/eotffc/ofac/sdn/t11sdn.pdf, or at any replacement website or other replacement official publication of such list; and (vi) a person or entity who is affiliated with a person or entity listed in items (i) through (v), above.
18.    Confidentiality. It is agreed and understood that Tenant has publicly filed the Lease with the United States Securities and Exchange Commission (“SEC”), and that Tenant will similarly publicly file this Seventeenth Amendment with the SEC.
19.    Exculpation. It is understood and agreed expressly by and between the parties hereto, anything herein to the contrary notwithstanding, that each and all of the representations, warranties, covenants, undertakings and agreements made herein or in the Lease on the part of Landlord, while in form purporting to be the representations, warranties, covenants, undertakings and agreements of Landlord, are nevertheless each and every one of them made and intended, not as personal representations, warranties, covenants, undertakings and agreements by Landlord or for the purpose or with the intention of binding Landlord personally, but are made and intended for the purpose only of subjecting Landlord's interest in the Building and the Land to the terms of this Seventeenth Amendment and the Lease and for no other purpose whatsoever, and in case of default hereunder by Landlord, Tenant shall look solely to the interests of Landlord in the Building and the Land; that Landlord shall have no personal liability whatsoever to pay any indebtedness accruing hereunder or to perform any covenant, either express or implied, contained herein; and that no personal liability or personal responsibility of any sort is assumed by, nor shall at any time be asserted or enforceable against, said Landlord, individually or personally, on account of any representation, warranty, covenant, undertaking or agreement of Landlord in this Seventeenth Amendment or the Lease contained, either express or implied, all such personal liability, if any, being expressly waived and released by Tenant and by all persons claiming by, through or under Tenant.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Seventeenth Amendment as of the day and year first above written.

LANDLORD: TR STONEHOLLOW CORP., a Delaware corporation By: /s/ T. Fleming _ Name: T. Fleming Its: Vice President

TENANT: ACTIVE POWER, INC., a Delaware corporation By: /s/ James A. Powers Name: James A. Powers Its: Chief Financial Officer and Vice President of Finance

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